Fastly, Inc.
475 Brannan St. Suite 300
San Francisco, CA 94017
May 4, 2021

Via Email

Mr. Adriel Lares

Re:    Transition and Separation Agreement
Dear Adriel:
This letter sets forth the terms of the transition and separation agreement (the “Agreement”) that Fastly, Inc. (the “Company”) is offering to you to aid in your employment transition in connection with the termination of your services to the Company as its Chief Financial Officer (“CFO”).
1.Resignation; Separation Date. You and the Company agree that the termination of your service as CFO will be effective as of the date that the Company has hired a new CFO and such CFO’s employment has commenced (the “Appointment Date”). On the Appointment Date or, if sooner, your Separation Date, you will no longer provide services to the Company as the Company’s CFO. If you timely sign and return this Agreement to the Company, your employment with the Company will continue through December 31, 2021, which will become your employment termination date (the “Separation Date”), unless your employment terminates sooner pursuant to Paragraph 2(c) below. If termination occurs earlier or later than December 31, 2021, the actual date of termination shall become the “Separation Date” for purposes of this Agreement.
2.Transition Period.
        (a)    Role. Between now and the Appointment Date you will continue to serve as the Company’s CFO. Between the Appointment Date and December 31, 2021 you will perform services as an advisor to the Company and will use your best efforts to transition your job duties and complete other assignments as requested by the Company’s Chief Executive Officer (the “Transition Services”). The period between now and December 31, 2021 will be referred to as the “Transition Period”. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing your Transition Services job duties. You also must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company, including, without limitation, your obligations under your Employee Confidential Information and Inventions Assignment Agreement (a copy of which is attached hereto as Exhibit A), which you

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May 4, 2021

acknowledge and agree are contractual commitments that remain binding upon you, both during and after the Transition Period.
        (b)    Compensation/Benefits. During the Transition Period, your base salary will remain the same, and you will continue to be eligible for the Company’s standard benefits, subject to the terms and conditions applicable to such plans and programs. Your Company stock options and other equity awards (if applicable) will continue to vest under the existing terms and conditions set forth in the governing plan documents and option or other applicable equity agreements.
        (d)    Termination. Nothing in this Agreement alters your employment at will status. Accordingly, during the Transition Period, you are entitled to resign your employment and the Company may terminate your employment with or without Cause (as defined in the Executive Change in Control Severance Benefit Plan approved by the Compensation Committee of the Board of Directors on May 3, 2019 (the “Severance Benefit Plan”) or advance notice. If prior to December 31, 2021, the Company terminates your employment without Cause (as defined in the Severance Benefit Plan) or you resign for any reason, then you will remain eligible for the Severance Benefits (as defined and described below), provided that you have satisfied the conditions for receipt of the Severance Benefits (as set forth below). If prior to December 31, 2021, the Company terminates your employment with Cause, then you will no longer be eligible for participation in any Company benefit plans, your Equity Awards (as defined in the Severance Benefit Plan) will immediately cease vesting, and you will not be entitled to the Severance Benefits.
3.Accrued Salary and Vacation. On the Separation Date, the Company will pay you all accrued salary earned through the last day of your employment, subject to standard payroll deductions and withholdings. You acknowledge and agree that, consistent with our policy and practice of non-accrual of vacation time or paid time off, as of the Separation Date you will not have any accrued but unused vacation time or paid time off for which you are entitled to payment.
4.Severance Benefits. Pursuant to the Severance Benefit Plan, if you: (i) timely sign and return this Agreement to the Company; (ii) comply fully with your obligations hereunder (including without limitation satisfactorily transitioning your duties during the Transition Period); and (iii) within twenty-one (21) days after the Separation Date, execute and return to the Company the release of claims in the form attached hereto as Exhibit B (the “Separation Date Release”) and allow the Separation Date Release to become effective, then, in full satisfaction of any obligations for the Company to provide you with severance benefits as stated in the Severance Benefit Plan, the Company will provide you with the following severance benefits (the “Severance Benefits”):
(a)Severance Pay. The Company will pay you a lump sum severance amount equal to nine (9) months of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (“Severance Pay”). Your Severance Pay will be paid in a lump sum on the first regular payday no earlier than one week after the Separation Date Release Effective Date, as defined therein.

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May 4, 2021

(b)Health Care Continuation Coverage.
(i)COBRA. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.
(ii)COBRA Premiums. If you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) the date that is nine (9) months following the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing of such event.
(iii)Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. On the thirtieth (30th) day following your Separation from Service, the Company will make the first payment to you under this paragraph, in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid to you through such date had the Special Cash Payments commenced on the first day of the first month following the Separation from Service through such thirtieth (30th) day, with the balance of the Special Cash Payments paid thereafter on the schedule described above.
(c) Equity Acceleration. During your employment with the Company, you were granted certain Equity Awards (as defined in the Severance Benefit Plan). The Company will accelerate the vesting of your Equity Awards as follows:
(i)If your employment ends prior to December 31, 2021 for any reason other than the reasons set forth in Section 4(c)(ii)(2), then the amount of Equity Awards vested as of the Separation Date will equal the amount of Equity Awards vested as of that date and any Equity Awards that would have vested if you had remained an employee for an additional twelve (12) months after the Separation Date, unless the Company terminates your employment without Cause prior to December 31, 2021, in which case you will be entitled to the

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benefits set forth in Section 4(c)(ii). Such acceleration will be effective as of the Separation Date.
(ii)     If you remain employed until the earlier of the following: (1) December 31, 2021; or (2) the date that the Company has hired a new CFO, such CFO’s employment has commenced, and you have assisted with transition matters to the reasonable satisfaction of the Company, then the amount of Equity Awards vested as of the Separation Date will equal the amount of: (i) Equity Awards vested as of that date; (ii) any Equity Awards that would have vested if you had remained an employee for an additional twelve (12) months after the Separation Date, and (iii) any remaining unvested amounts subject to your RSU award granted on August 7, 2019 and April 27, 2020 (the “Additional Acceleration”). Such acceleration will be effective as of the Separation Date. In addition, if you become entitled to the Additional Acceleration, then you will also be entitled to exercise all of your outstanding unexercised stock options until April 30, 2022. You acknowledge and agree that as a result of the extension of the exercisability of your stock options, such options will no longer qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and will be treated for tax purposes as a Nonstatutory Stock Option. If prior to December 31, 2021, the Company terminates your employment without Cause, then you will be entitled to the benefits set forth in this Section 4(c)(ii).

5.No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (e.g., salary, commissions, bonuses or equity), severance or benefits after the Separation Date, with the exception of any vested benefits you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).
6.Expense Reimbursements. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
7.Return of Company Property. Within five (5) business days after the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Your timely compliance with the provisions of this

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paragraph is a precondition to your receipt of the Consulting Period and other benefits provided hereunder.
8.Nondisparagement. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information to the extent required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. In addition, nothing in this paragraph or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation.
9.No Voluntary Adverse Action. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any kind brought against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents, nor shall you induce or encourage any person or entity to bring any such claims; provided, however, that you must respond accurately and truthfully to any question, inquiry or request for information to the extent required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.
10.Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs.
11.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
12.Release of Claims.
(a)    General Release. In exchange for the Transition Period and other consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations,

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both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
        (b)    Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Americans with Disabilities Act of 1990, and the California Labor Code (as amended).
(c)    Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.
(d)    ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this Section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

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May 4, 2021

(e)    Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law, including without limitation, claims under the California Fair Employment and Housing Act, to the extent such claims cannot be waived as a matter of law with this release of claims; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any claims for breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. You understand that nothing in this Agreement limits your ability to file a charge or complaint with any Governmental Agency. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.
13.Section 409A.
(a)Notwithstanding anything to the contrary herein, to the extent (i) any payments to which you are entitled under this Agreement in connection with your separation from service with the Company constitute deferred compensation subject to Section 409A and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from your Separation Date; or (ii) as soon as administratively practicable after the date of your death following the Separation Date; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).
(b)Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

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(c)All severance benefits provided under this Agreement are intended to satisfy the requirements for an exemption from application of Section 409A to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the severance benefits provided under the Plan are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. To the extent any payment under the Plan may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.
(d)Payments pursuant to this Agreement are intended to constitute separate payments for purposes of Section 1.409A-2(b) (2) of the Treasury Regulations under Section 409A.
14.Parachute Payments.
(a)Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit you would receive pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (defined below). The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax (but not below zero) or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for you. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, and if more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.
(b)In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, you will have no obligation to return any portion of the Payment pursuant to the preceding sentence.
(c)Unless you and the Company agree on an alternative accounting firm, at the Company’s election, either (i) Deloitte & Touche LLP or (ii) the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the

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a change in ownership or control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in ownership or control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
15.Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.
16.General. This Agreement, including Exhibit A and Exhibit B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

[Signature Page to Follow]

Adriel Lares
May 4, 2021

If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.
I wish you good luck in your future endeavors.
Sincerely,
Fastly, Inc.
By: /s/ Joshua Bixby
Joshua Bixby
Chief Executive Officer

Exhibit A – Confidential Information and Inventions Assignment Agreement
Exhibit B – Separation Date Release

Accepted and Agreed:
/s/ Adriel Lares
Adriel Lares

5/4/2021
Date

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Exhibit A
Confidential Information and Invention Assignment Agreement

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Exhibit B
SEPARATION DATE RELEASE
(To be signed and returned to the Company on or within twenty-one (21) days after the Separation Date)
In exchange for the consideration to be provided to me pursuant to that certain letter transition and separation agreement between me and Fastly, Inc. (the “Company”) dated May 4, 2021 (the “Agreement”), I hereby provide the following Separation Date Release. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
I hereby represent that: (i) I have been paid all compensation owed and have been paid for all hours worked for the Company through the Separation Date; (ii) I have received all the leave and leave benefits and protections for which I am eligible pursuant to the federal Family and Medical Leave Act or otherwise; and (iii) I have not suffered any on-the-job injury for which I have not already filed a claim.

I hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I sign this Agreement (collectively, the “Released Claims”).

The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (ii) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, I acknowledge and understand that the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. I hereby represent and warrant that, other than the

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Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims. I understand that nothing in this Agreement limits my ability to file a charge or complaint with any Government Agency. I further understand this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Agreement.

I acknowledge that I am are knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (the “Release ADEA Waiver”). I also acknowledge that the consideration given for this waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) this waiver does not apply to any rights or claims that arise after the date I sign this Separation Date Release; (b) I should consult with an attorney prior to signing this Separation Date Release; (c) I have had twenty-one (21) days to consider this Separation Date Release; (d) I have seven (7) days following the date I sign this Separation Date Release to revoke (in a written revocation sent to the Company’s CEO); and (e) this Separation Date Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Separation Date Release (the “Release Effective Date”).

In giving the general release of claims herein, which includes claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to the releases granted herein, including, without limitation, the release of unknown and unsuspected claims granted in this Separation Date Release.

This Separation Date Release, together with the Agreement and its exhibits, constitutes the entire agreement between me, and the Company with respect to the subject matter hereof. I am not relying on any representation not contained herein or in the Agreement.

Understood, Accepted and Agreed:
_____________________________________    ______________________
Adriel Lares    Date